Yield10 Bioscience Announces Fourth Quarter and Full Year 2016 Financial Results
WOBURN, Mass. - March 22, 2017 - Yield10 Bioscience, Inc. (NASDAQ:YTEN) today reported financial results for the three months and full year ended December 31, 2016.

"In 2016, we launched the business around the mission of Yield10 Bioscience to develop new technologies to produce step-change increases in crop yield,” commented Oliver Peoples, Ph.D. president and chief executive officer. “We streamlined our organizational footprint and expense structure while keeping the talent and capabilities in place to take the business forward successfully as an agricultural science company. Recently, we also made selective additions to our senior R&D staff and board of directors with individuals possessing relevant agricultural industry experience."
"During the year, we conducted our first Fast Field Test of our lead novel yield trait gene C3003 in Camelina, a model oilseed crop. We reported encouraging results from this study in early 2017, when we reported seeing up to a 23 percent increase in seed yield in our best performing Camelina lines. We also added to our intellectual property portfolio through signing a global, exclusive licensing agreement for novel technology to improve oil seed yield, and taking an option to license promising gene editing targets for oilseed crops."
"Together, these accomplishments were significant for building our business and provide us with a solid foundation for making important progress generating additional proof points in key crops in 2017. Our research and development plan for 2017 is aimed at generating a range of proof points in Camelina, canola, soybean, rice and corn. We also anticipate reaching additional milestones in 2017 including forming collaborations, capturing new sources of grant funding and filing for additional intellectual property around our crop science discoveries," concluded Dr. Peoples.
FULL YEAR AND FOURTH QUARTER 2016 FINANCIAL OVERVIEW
Yield10 Bioscience is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives. The Company ended 2016 with $7.3 million in unrestricted cash and cash equivalents. The Company’s net cash used in operating activities during 2016 was $14.7 million, which was a decrease of $7.2 million from the $21.9 million used for operating activities during 2015. The decrease is primarily the result of the Company’s restructuring completed during its third fiscal quarter of 2016, including the discontinuation of its biopolymer operations and reduction in its full-time workforce from 68 employees as of December 31, 2015, to 20 full-time employees as of December 31, 2016.
The Company anticipates that it will need approximately $7.5 to $8.0 million of cash during 2017, including anticipated payments for remaining restructuring costs. The Company’s present capital resources are not sufficient to fund its planned operations for a twelve month period and, therefore, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing, including public or private equity financing, secured or unsecured debt financing, receipt of additional government research grants as well as licensing or other collaborative arrangements.
Continuing Operations
For the year ending December 31, 2016, the Company reported a net loss from continuing operations of $9.2 million, or $0.33 per share, as compared to net loss from continuing operations of $12.4 million, or $0.50 per share, for 2015.
Total research grant revenue from continuing operations for the full year 2016 was $1.2 million, compared to $1.4 million recorded in the prior year. Research and development expenses for continuing operations were $5.7 million in 2016, compared to $6.6 million for 2015. General and administrative expenses for continuing operations were $5.7 million and $7.2 million for the years ended December 31, 2016 and 2015, respectively.
The Company reported a net loss from continuing operations of $1.6 million, or $0.06 per share, for the fourth quarter of 2016, compared to a net loss of $3.1 million, or $0.11 per share, for the fourth quarter of 2015.
Total research grant revenue in the fourth quarter of 2016 was $0.3 million, compared to $0.1 million for the comparable quarter in 2015.
In the fourth quarter of 2016, research and development expenses were $1.1 million, and general and administrative expenses totaled $0.8 million. This compares to $1.6 million of research and development expenses and $1.6 million of general and administrative expenses in the fourth quarter of 2015.
Discontinued Operations
In July 2016, the Board of Directors of the Company approved a strategic restructuring plan under which Yield10 Bioscience became the Company's core business with a focus on developing new technologies for producing step-change improvements in crop yield to enhance global food security. As a result of this strategic shift, during the third quarter of 2016 the Company sold substantially all of the assets of its biopolymer operations to an affiliate of CJ CheilJedang Corporation ("CJ"). The $10.0 million purchase price paid by CJ was primarily for the acquisition of intangible assets, including the Company’s PHA-producing microbial strains, patent rights, know-how and its rights, title and interest in certain license agreements.
Conference Call Information
Yield10 Bioscience management will host a conference call today at 4:30 p.m. (ET) to discuss the year-end and fourth quarter results. The Company also will provide an update on the business and answer questions from the investor community. A live webcast of the call with slides can be accessed through the Company's website at www.yield10bio.com in the investor relations section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).

To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13654728. The replay will be available for 14 days. In addition, the webcast will be archived on the Company's website in the investor relations section.
About Yield10 Bioscience
Yield10 Bioscience, Inc. is focused on developing new technologies for producing step-change improvements in crop yield to enhance global food security. Yield10 is leveraging an extensive track record of innovation based around optimizing the flow of carbon intermediates in living systems. By working on new approaches to improve fundamental elements of plant photosynthetic efficiency and optimizing carbon metabolism to direct more carbon to seed production, Yield10 is advancing several yield traits it has developed in crops such as Camelina, canola, soybean and corn. Yield10 is based in Woburn, MA.
For more information visit www.yield10bio.com
(YTEN-E)
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s research and development, collaborations, intellectual property and value creation as well as the Company’s restructuring costs, cash position, cash forecasts, ability to obtain sufficient financing to continue operating, headcount forecasts, the reproducibility of data from field tests, the translation of yield improvements from Camelina to other crops, the potential to produce improvements in seed yield, the timing of completion of additional greenhouse and field test studies, and progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission. Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Yield10 Inquiries:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com
Investor Relations Contact:
Amato and Partners, LLC
90 Park Avenue, 17th Floor
New York, NY 10016
admin@amatoandpartners.com
(FINANCIAL TABLES FOLLOW)

YIELD10 BIOSCIENCE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue:
Grant revenue	$341	$101	$1,159	$1,350
Total revenue	341	101	1,159	1,350
Expenses:
Research and development	1,148	1,568	5,670	6,602
General and administrative	786	1,635	5,737	7,217
Total expenses	1,934	3,203	11,407	13,819
Loss from continuing operations	(1,593)	(3,102)	(10,248)	(12,469)
Other (expense) income, net	(34)	(15)	(38)	29
Net loss from continuing operations before income tax benefit	(1,627)	(3,117)	(10,286)	(12,440)
Income tax benefit	55	—	1,097	—
Net loss from continuing operations	(1,572)	(3,117)	(9,189)	(12,440)

Discontinued operations
Income (loss) from discontinued operations	(522)	(2,800)	2,682	(11,241)
Income tax benefit (provision)	162	—	(1,097)	—
Total net income (loss) from discontinued operations	(360)	(2,800)	1,585	(11,241)
Net loss	$(1,932)	$(5,917)	$(7,604)	$(23,681)
Basic and Diluted net loss per share:
Net loss from continuing operations	$(0.06)	$(0.11)	$(0.33)	$(0.50)
Net income (loss) from discontinued operations	(0.01)	(0.11)	0.06	(0.45)
Net loss per share	$(0.07)	$(0.22)	$(0.27)	$(0.95)
Number of shares used in per share calculations:
Basic & Diluted	28,288,078	27,302,058	27,811,956	25,007,351

YIELD10 BIOSCIENCE, INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$7,309	$12,269
Accounts receivable	66	238
Due from related parties	1	146
Unbilled receivables	121	150
Inventory	—	51
Prepaid expenses and other current assets	363	1,668
Assets of disposal group classified as held for sale	—	328
Total current assets	7,860	14,850
Restricted cash	432	619
Property and equipment, net	1,739	105
Deferred equity financing costs	622	619
Other assets	95	95
Other assets of disposal group classified as held for sale	—	800
Total assets	$10,748	$17,088
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$56	$120
Accrued expenses	2,702	3,513
Deferred revenue	—	277
Total current liabilities	2,758	3,910
Lease incentive obligation, net of current portion	1,132	—
Contract termination obligation, net of current portion	489	—
Other long-term liabilities	—	150
Total liabilities	4,379	4,060
Commitments and contingencies
Stockholders' Equity:
Preferred stock ($0.01 par value per share); 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value per share); 250,000,000 shares authorized at December 31, 2016; 28,342,625 and 27,331,435 shares issued and outstanding at December 31, 2016 and 2015, respectively	283	273
Additional paid-in capital	339,527	338,580
Accumulated other comprehensive loss	(84)	(72)
Accumulated deficit	(333,357)	(325,753)
Total stockholders' equity	6,369	13,028
Total liabilities and stockholders' equity	$10,748	$17,088

YIELD10 BIOSCIENCE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(In thousands)

	Years Ended December 31,
	2016	2015
Cash flows from operating activities
Net loss	$(7,604)	$(23,681)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	515	265
Charge for 401(k) company common stock match	281	323
Stock-based compensation	848	2,128
Inventory impairment	199	209
Gain on sale of discontinued operation and property and equipment	(9,833)	(33)
Non-cash restructuring expense paid through stock and equipment	196	—
Changes in operating assets and liabilities:
Accounts receivable	172	(193)
Due from related parties	145	(34)
Unbilled receivables	29	270
Inventory	180	(2)
Prepaid expenses and other assets	1,302	(1,081)
Accounts payable	(51)	(226)
Accrued expenses	(845)	62
Contract termination obligation and other long-term liabilities	339	—
Deferred revenue	(277)	130
Taxes paid on employees' behalf related to vesting stock awards	(296)	—
Net cash used in operating activities	(14,700)	(21,863)

Cash flows from investing activities
Purchase of property and equipment	(752)	(654)
Proceeds from sale of discontinued operation and property and equipment	10,317	40
Change in restricted cash	187	—
Net cash provided (used) by investing activities	9,752	(614)

Cash flows from financing activities
Proceeds from private placement offering, net of issuance costs	—	14,703
Net cash provided by financing activities	—	14,703

Effect of exchange rate changes on cash and cash equivalents	(12)	(3)
Net decrease in cash and cash equivalents	(4,960)	(7,777)
Cash and cash equivalents at beginning of period	12,269	20,046
Cash and cash equivalents at end of period	$7,309	$12,269

Supplemental disclosure of non-cash information:
Purchase of property and equipment included in accounts payable and accrued expenses	$—	$68
Lease incentive paid by lessor	$1,332	$—
Transfer of equipment to settle contractual liability	$111	$—
Issuance of common stock to settle contractual liability	$85	$—
Issuance of stock in connection with Aspire agreement	$—	$450
Restricted stock units issued to settle incentive compensation obligation	$—	$305